Exhibit 99
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Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

As stated in Part III of Western Power & Equipment Corp.'s Form 12b-25 dated December 16, 2002, we have been engaged by Western Power & Equipment Corp. as its new independent accountants as of December 13, 2002, and due to the timing of our appointment as independent accountants, we do not have sufficient time to perform the required review procedures by the December 16, 2002 due date of the Company's October 31, 2002 Form 10-Q.



/s/ Grassi & Co., CPAs, P.C.
December 16, 2002